Exhibit 10.26

PRE-LEASE CONTRACT
BETWEEN
SUZHOU FANGZHENG CONSTRUCTION DEVELOPMENT COMPANY LTD
And
METALDYNE,LLC
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

Chapter 1
Definitions and Interpretation 3
3
Chapter 2 The Lease and Lease Term 12
12
Article 1: The Lease 12
12
Article 2: Lease Term 13
13
Chapter 3 Rent and Other Payments 14
14
Article 3: Rent 14
14
Article 4: Rent Payment Method 17
17
Article 5: Water and Electricity Charges 17
17
Article 6: Other Expenses 18
18
Chapter 4 Construction and Handover 19
19
Article 7: Construction and Inspection 19
19
Article 8: Handover and Rent Commencement Date 23
23
Chapter 5 Use and Maintenance and Utilities 26
26
Article 9: Use of the Facility 26
26
Article 10: Utilities 28
28
Article 11: Maintenance and Repairs 29
29
Chapter 6 Other Matters 30
30
Article 12: Property Management 30
30
Article 13: Assurance and Performance Bond 30
30
Article 14: Insurance 31
31
Article 15: Cooperation 33
33
Suzhou Fangzhen Construction/Metaldyne Pre–Lease Agreement

Chapter 7 Options 34
34
Article 16: 34
Phase 2 Expansion Option 34
34
Article 17: Second Term and Third Term Extension Option 37
37
Article 18: Break Clause 37
37
Chapter 8 Assignment and Sublease 38
38
Article: Assignment and Sublease 38
38
Chapter 9 Representations, Covenants, Warranties and Indemnity 39
39
Article 20: Representations, Covenants and Warranties of Each Party 39
39
Article 21: Lessee Representations, Covenants and Warranties 42
42
Article 22: Lessor Representations, Covenants and Warranties 42
42
Article 23: Indemnity 45
45
Chapter 10 Events of Breach and Remedies 47
47
Article 24: General Principles 47
47
Article 25: Step-in right, Offsets and Rent Reductions 48
48
Article 26: Lessee Material Breach and Termination By Lessor 52
52
Article 27: Lessor Material Breach and Termination by Lessee 54
54
Chapter 11 Force Majeure 55
55
Article 28: Occurrence and consequences of Force Majeure 55
55
Chapter 12 Miscellaneous Provisions 57
57
Article 29: Cancellation and amendment 57
57
Article 30: Merger or division 57
57
Article 31: Annexes and schedules 57
57
Suzhou Fangzhen Construction/Metaldyne Pre–Lease Agreement

Article 32: Dispute resolution 58
58
Article 33: Effectiveness and Registration 58
58
Article 34: Language and order of documents 59
59
Article 35: Confidentiality 59
59
Article 36: Notices 60
60
Article 37: Governing Law 61
61
Article 38: Counterparts 61
61
Article 49: List of Annexes and Schedules 62
62
* Represents the annual amortization of the land and construction costs over the amortization period specified. Also referred to as the “Amortized Land Cost” and the “Amortized Construction Cost.”
5
Signatures
Schedule
Schedule 1 Construction Agreement
Annex
Annex 1 Plan
Annex 2 Preliminary Design
Annex 3 Agreed Design and Specifications
Annex 4 Rent Calculation
Suzhou Fangzhen Construction/Metaldyne Pre–Lease Agreement

LEASE CONTRACT预租赁合同

Lessor出租方：	Suzhou Fangzheng Construction Development Company Ltd苏州市方正建设发展有限公司
Legal address法定地址：	92 Shihuifang Business Street, Suzhou Industrial Park, Suzhou, Jiangsu Province, People's Republic of China中华人民共和国江苏省苏州市苏州工业园师惠坊商业街92号
Communication address通信地址：	92 Shihuifang Business Street, Suzhou Industrial Park, Suzhou, Jiangsu Province, People's Republic of China中华人民共和国江苏省苏州市苏州工业园师惠坊商业街92号
Fax传真：	+86 512 67619051

Authorized Representative授权代表：Mr. Tao Zi Peng陶子鹏先生

Lessee承租方：	Metaldyne, LLC acting on behalf of Metaldyne (Suzhou) Automotive Components Company Limited or any of Lessee's permitted successors or assigns [Metaldyne,LLC]代表［Metaldyne（苏州）汽车部件有限公司］，或承租方的任何允许继承人或受让人，
Legal address法定地址：	40-4 Lot West, Third Phase, Suzhou Industrial Park, Suzhou, Jiangsu Province, People's Republic of China中华人民共和国江苏省苏州市苏州工业园第三期40-4地块西
Communication address 通信地址：	47603 Haylard Drive Plymouth, Michigan 48170, U.S.A.
Fax传真：	

Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement
1

Authorized Representative: Thomas V. Chambers/ JoAnne Ryan
WHEREAS, Metaldyne intends to establish the Metaldyne (Suzhou) Automotive Components Company Limited to engage in the design, research, development, and production of automotive disc brake system corner modules, key chassis components, anti-vibration dampers, engine and automatic transmission key components, engine emission control (VVT, EGR) components. Sales of self-produced products, and provide related technical service for Metaldyne products.
WHEREAS, Lessor desires to construct and lease to Lessee, and Lessee desires to rent from Lessor, land and factory buildings in Suzhou Industrial Park for Lessee’s business activities; and
WHEREAS, in accordance with the Contract Law of the People’s Republic of China and other relevant laws and regulations, following amicable negotiations between both Parties, Lessor and Lessee have reached agreement on the terms and conditions regarding Lessee’s leasing of a factory building from Lessor and other relevant matters.
NOW, THEREFORE, the Parties mutually agree as follows:
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

Chapter 1 Definitions and Interpretation
“Adjoining Conduits” means the sewers, drains, electricity and other conducting media (excluding Lessee’s own conducting media connection inside the Facility) that are in, on, over or under the Facility which are under the responsibility of Lessor.
“Affiliate” means any parent company of a party or any company in which a party or its parent company or companies owned directly or indirectly a majority share or beneficial interest or any corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with such party. For purposes of this definition, control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and polices of a corporation or other entity, whether through ownership of voting securities or interests, by contract or otherwise.
“Agreed Design and Specifications” means all design and specifications (including drawings, specifications, models, samples and calculations) in computer readable and written forms as agreed upon by the parties pursuant to Clause 2.3 of Schedule 1. This Contract shall be supplement by the Agreed Design and Specifications thus agreed and the Agreed Design and Specifications shall be made a part of this Contract and attached hereto as Annex 3 as soon as it is agreed upon, but in no case later than commencement
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

of construction of the Facility;
“Approvals” means any license, permit, consent, approval, determination, certificate or other requirement of any authority, body or other organization having any jurisdiction in connection with the construction of the Facility or under any applicable Legislative Requirements, which must be obtained or satisfied to:
(a) execute the construction or any part of the construction of the Facility; or
(b) occupy and use the Facility.
(a)
(b)
“Business Activities” means the design, research, development, and production of automotive disc brake system corner modules, key chassis components, anti-vibration dampers, engine and automatic transmission key components, engine emission control
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

(VVT, EGR) components. Sales of self-produced products, and provide related technical service for Metaldyne products.
“Contract” or “this Contract” means the agreement between Lessor and Lessee as constituted by this document including all Annexures and Schedules to this document.
“Defects” means defect, shrinkage, fault or omission in the Facility including any aspect of the Facility which is not in accordance with the requirements of the Contract.
“Direction” means any decision, demand, determination, direction, instruction, notice, order, rejection, or requirement.
“Estimated Facility Construction Cost” means the amount of money Lessor stated in its bid for the construction of the Facility as more specifically described in the flush language of Article 3.2 hereof.
“Facility” means the factory building and associated structures to be designed and constructed by Lessor in accordance with the Contract and situated on the Land within the Suzhou Industrial Park, edged in red on the Plan in Annex 1 and includes the Land
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

comprised within the site indicated on the Plan.
“Force Majeure” means any of the following events: earthquakes, typhoons, flood, fire, war, failures of international or domestic transportation, acts of government or public agencies, epidemics, civil disturbances, strikes and all other events which was not caused by the fault or negligence of the Parties and substantially or completely damaged, destructed the Property or made it inaccessible. “Force Majeure Period” is the period during which the relevant Force Majeure exists.
“Handover” means after all the handover conditions set forth in Article 8 hereof are satisfied, the act of the Lessor handing over the legal and beneficial occupancy of the Facility to Lessee.
“Initial Term” means, subject to the terms and conditions of the Contract relating to its termination, the period of ten (10) years from and including the Rent Commencement Date.
“Land” means the land designated as Plot No. [phase III, 40-4] in the Suzhou Industrial Park, Suzhou, People’s Republic of China, edged red on the Plan in Annex 1.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

“Land Cost” means the cost and expenses for obtaining the Land Use Rights, subject to Article 7.3 hereof.
“Land Use Rights” means the legal and beneficial right to use the Land for the purposes envisioned in this Contract, including granted land use rights or leased land use rights under Chinese laws and regulations.
“Legislative Requirements” means:
(a) any law applicable to the Facility, including statutes, regulations, by-laws, orders, proclamations or other subordinate legislation of any national, regional local or other competent authority having any jurisdiction in connection with the construction of the Facility; and
(b) Approvals (including any condition or requirement under them).
“Material Breach” or “Materially Breach” means, except as otherwise specified in this Contract, any breach of the terms or conditions of this Contract, including its
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

Schedules and Annexures, that either singly or in combination with other breaches, that has a serious adverse effect on the rights and expectations of the other party such that the main aim of this Contract to that party is frustrated.
“Material Defect” means any structural Defect in the Facility or any Defect which by itself or cumulatively with other Defects has the effect of causing Lessee unable to use the Facility for its intended purpose or its use substantially impaired or inconvenienced.
“Phase 2 Expansion” means the construction of Phase 2 and lease of Phase 2 Built -up Area provided in Article 18 hereof.
“Phase 2 Expansion Option” means the right of Lessee to require Lessor construct Phase 2 and lease the expanded Facility in Phase 2 to Lessee under the terms and conditions of this Contract, as more particularly described in Article 18 hereof.
“Preliminary Design” means the document in Annex 2;
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

“Substantial Completion” means when Lessor has:
(i) completed construction of the Facility and fit-out required in the Agreed Design and Specifications, with exception of office fit-out and some minor defects which do not prevent the Facility from being reasonably capable of being used as a factory and which can be corrected without prejudicing the convenient use of the Facility;
(ii) the Equipment have been tested and are in proper working order;
(iii) utilities are available at the Facility in accordance with the requirements of the Preliminary Design and the Design and Specifications; and
(iv) the Facility has passed all required government inspections and allowed to be recorded as completed according to local government regulations.
“Rent Commencement Date” means the date on which Lessee takes legal occupancy of the Facility once Substantial Completion is achieved and Handover is completed.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

“Warranty Period” means the period specified in Article 40 of the Regulations for the Administration of Construction Project Quality promulgated by the Ministry of Construction during which Lessor is responsible to repair any Defects in the Facility construction. For items which are not specified, the warranty period shall be two years. Pursuant to Clause (1) of Article 40 of the said regulations, the warranty period for the foundation and main structure shall be no shorter than the reasonable useful life of the Facility.
Interpretation
In the Contract, except where the context otherwise indicates:
(a) where a word or expression is defined, any other part of speech or grammatical form of that word or expression has a corresponding meaning;
(b) no rule of construction shall apply to the disadvantage of one Party on the basis that it put forward the Contract or any part of it;
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

(c) a reference to the Contract or any document forming part of the Contract includes a reference to the Contract or such document as amended, varied, novated or supplemented from time to time in accordance with the Contract;
(d) a reference to the Contract includes all Schedules and Annexures to it and a reference to any Schedule or Annexure is to a Schedule or Annexure of the Contract;
(e) a reference in any Schedule to a clause is to a clause of that Schedule unless stated otherwise;
(f) a reference to a day means a calendar day;
(g) a reference to a person includes an individual, firm or a body, corporate or unincorporate;
(h) the words “including” and “includes” shall be read as if followed by the words “without limitation”;
(i) a reference to a subcontractor includes a supplier or consultant;
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

(j) time for doing any act or thing under the Contract shall, if it ends on a Sunday or statutory or public holiday, be deemed to end on the day next following which is not a Sunday or statutory or public holiday;
Chapter 2 The Lease and Lease Term
Article 1: The Lease
1.1 Lessor has agreed to acquire the Land Use Rights, construct the Facility in accordance with this Contract and to lease the Facility to Lessee for the Lease Term as described below. During the Lease Term, Lessee shall enjoy exclusive use of the Facility to carry out the Business Activities and other lawful commercial activities.
1.2 Lessor acknowledges that Lessee may, at its discretion, apply to establish a wholly foreign owned enterprise in the Suzhou Industrial Park (the “WFOE”). The parties hereby agree that within fourteen (14) days after the issuance of the business license of the WFOE, the board of directors of the WFOE shall ratify and adopt this Contract. Upon such ratification, this Contract shall become binding on both Lessor and the WFOE as if they (instead of Lessor and Metaldyne LLC) were the original parties hereto. Lessor acknowledges and
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

agrees that, as of such date, Metaldyne LLC shall be released of all its obligations under this Lease, except that Metaldyne LLC shall remain responsible for the obligations under Article 26.2 until the earlier of April 1, 2006 or Rent Commencement Date.
Article 2: Lease Term
2.1 The Initial Term shall be ten (10) years commencing from the Rent Commencement Date, subject to the terms and conditions of this Contract, including Article 18 and Article 20 hereof.
2.2 Lessee shall have the option at any time during the Initial Term to renew this Contract for another period of up to five (5) years (the “Second Term”) and at any time during the Second Term, the option to renew this Contract for an additional period of up to five (5) years (“Third Term”), subject to the terms and conditions of this Contract, including Article 20 and in accordance with Article 19 hereof. The Initial Term, the Second Term and the Third Term, if
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

Lessee exercises its Extension Option, shall be collectively referred to as the “Lease Term”.
Chapter 3 Rent and Other Payments
Article 3: Rent
3.1 During the Initial Term, Lessee shall pay monthly rent determined under the formula set forth in Article 3.2 below. The monthly rent payable for each of the Initial Term, Second Term and Third Term is the total amount payable by the lessee, including all rent, fees (including land use fees), costs, disbursements, service charges and taxes of any kind. In no event shall Lessor demand a higher rent for any reason whatsoever, including recovery of any additional fees, charges or tax amount.
3.2 The monthly rent for the Facility during the Initial Term should be determined using the following formula, (details see Annex 4):
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

Rent =((a)+(b)+(c))/12
(a) Land Cost, subject to Article 7.3 hereof, amortized over a period of fifty (50) years (if the Land is leased, the actual annual Land rental payment) (the “Amortized Land Cost”);
(b) The Estimated Facility Construction Cost, subject to Article 7.8 hereof, amortized over a period of 25 years (the “Amortized Construction Cost”);
(c) An annual interest charge at 5.45% on the Amortized Land Cost and Amortized Construction Cost.
The above formula is only for the convenience of Lessor for making its own calculation on the bid for the construction of the Facility and for making adjustments to rent as provided in Article 7.8 hereof. For avoidance of doubt, Lessor acknowledges that it submitted its Estimated Facility Construction Cost for the construction of the Facility based on its own cost estimates and such Estimated Facility Construction Cost are binding on Lessor. The Estimated Facility Construction Cost may not be adjusted based the actual
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement 15

construction costs incurred by Lessor or for any other reason; except as set forth in Article 7.8 hereof.
3.3 The Lessor’s submitted costs under Article 3.2 are as follows:
Land Cost: RMB 3,300,000
Estimated Facility Construction Cost: RMB 44,545,184.58
Monthly Rent payable during the Initial Term thus calculated is three hundred seventy one thousand two hundred and eighty Yuan (RMB 371,280) per month.
3.4 Rent for Lease Term other than Initial Term and for Phase 2 Expansion shall be payable as follows:
3.4.1 Rent for the Second Term is 97.727% of the rent payable for initial term and the rent for the Third Term shall be 95.454% of the rent payable for the Initial Term.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement 16

3.4.2 Rent for the additional build-up area constructed in Phase 2 Expansion shall be payable at the per square meter rental rate as rent for the Initial Term minus the “Land Cost Factor”. Land Cost Factor is the difference between the rent for the Initial Term minus the reconstituted rent which is calculated using the formula provided for under Article 3.2 hereof with the exception that in calculating the reconstituted rent the amount of Amortized Land Cost in (a) of said formula and the 5.45% interest charge on the Amortized Land Cost in (c) of the formula shall be deleted.
Article 4: Rent Payment Method
4.1 From the Rent Commencement Date, Lessee shall pay the rent for the Facility to Lessor in advance into the designated bank account once every month, within five (5) days of receipt of a written payment notification from Lessor.
Article 5: Water and Electricity Charges
5.1 The water and electricity charges in respect of the Facility that are incurred as a result of Lessee’s use of the Facility shall be paid by Lessee, provided that
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement 17

Lessor shall be responsible for the payment of any initial connections fees. Lessee shall pay the water and electricity charges directly to the water and electricity supply departments designated by Lessor. Where the aforementioned departments request Lessor to make any advance payments or pay security deposits, then Lessee shall pay Lessor such sums, provided that Lessor shall be required to provide Lessee with an official receipt for such sums issued by the relevant department.
Article 6: Other Expenses
6.1 Except as expressly stipulated in this Contract or expressly stipulated by any Legislative Requirements as payable by Lessee as the tenant or user of utilities, apart from the rent payable under Article 3 hereof Lessee is not liable to make any additional payment to Lessor or any other person.
6.2 At the time of signing of this Contract, Lessor shall pay Lessee RMB one hundred twenty eight thousand four hundred and fifty (RMB128,450), the amount incurred by Lessee and/or its Affiliates for the geo-technical study.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement 18

Chapter 4 Construction and Handover
Article 7: Construction and Inspection
7.1 Lessor agrees to construct the Facility in accordance with the time schedule and specifications and quality set forth in this Contract, the Preliminary Design, the Agreed Design and Specifications and the Schedules attached hereto.
7.2 Prior to commencing construction of the Facility, Lessor shall acquire the granted Land Use Rights of the Land for a period of time no less than fifty (50) years. Lessor shall be responsible for paying the granted land use fees, all related charges and costs and taxes for acquiring the Land Use Rights. Lessor must execute all necessary documents and take all necessary measures, including paying in full the required Land use fees, to obtain valid and clean Land Use Rights and provide Lessee a notarized copy of the relevant Land use right certificate and land use rights contract prior to commencing construction. In the Land Use Rights contract, Lessor must ensure that the Land Use Rights granted must be of such nature and scope that it meets the requirements and intended purpose of Lessee, including potential Phase 2 Expansion.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement 19

7.3 Lessor shall consult with and obtain the consent of Lessee on the most cost effective method of obtaining the Land Use Rights, including possibly leasing the Land for a period equal to the Lease Term, plus the construction period. Should Lessor decide to acquire the Land Use Rights in a non-cost-effective method over the objection of Lessee, Land Cost, for purposes of determining rent under Article 3.2, shall be calculated based on the lowest feasible cost for acquiring the Land Use Rights as reasonably determined by Lessee.
7.4 Lessor must construct the Facility and deliver beneficial occupancy of the Facility to Lessee according to the following Construction Schedule:
(i) start construction of the Facility on or before Sept. 6, 2005;
(ii) achieve Substantial Completion and obtain all necessary Approvals on or before March 17, 2006; and
(iii) Handover the Facility on or before April 21, 2006
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement 20

The Parties anticipate that the Land use rights grant contract will be executed within seven (7) days from the effective date of this Contract. If the Land use rights grant contract cannot be executed with the government authority within this period due to delay in processing by the government authority and such delay results in delay in starting the construction, the Parties shall consult with each other on the remedial measures to be taken or consult with each other and agree on appropriate extension of the above construction deadlines.
7.5 Lessee has the right to inspect the construction of the Facility during the construction process and upon Substantial Completion in accordance with Clause 5 of Schedule 1 to ensure compliance with this Contract, the Preliminary Design and the Agreed Design and Specifications.
7.6 Lessor may only make changes to the Preliminary Design and/or the Agreed Design and Specifications to improve the quality of the Facility or to expedite the construction or to satisfy actual construction engineering needs, provided that the changes do not affect the function or lower the quality of the Facility, and provided further that Lessor obtains prior written consent from Bovis and Lessee for the proposed changes. In this regard, Lessee shall be the sole judge of whether any proposed change would affect the function of the Facility. Lessor shall bear all increases in the construction cost caused by the changes made pursuant to this Article 7.6. Further, any delay in construction progress caused by such changes shall not be grounds for extension of any relevant date in the Construction Schedule.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

7.7 Lessee may direct changes in the construction of the Facility if the construction deviates from the design or quality of construction required in this Contract, including the Preliminary Design and the Agreed Design and Specifications. Lessor shall be responsible and pay for the cost of all such changes and any delay in construction progress caused thereby shall not be grounds for extension of any relevant date in the Construction Schedule.
7.8 Lessee may direct any Lessee Initiated Change Orders in accordance with Clause 2.7 of Schedule 1 and any increase in construction cost caused directly and exclusively by change in construction or design of the Facility required by the Lessee Initiated Change Orders shall be determined according to Clause 2.7 of Schedule 1. The amount of increased construction cost thus determined shall then be added to the Estimated Facility Construction Cost in the formula in Article 3.2 hereof. Rent payable under Article 3.1 shall be adjusted accordingly by using the formula set forth in Article 3.2 to calculate the appropriate rental increase as a result of the increase in construction cost caused by Lessee Initiated Change Order. Rent shall be reduced based on the same method and
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

procedure described above if any Lessee Initiated Change Order or suggestion results in reduction of the construction cost.
7.9 Lessor must prepare, collect or make ready each and every document needed for submission to the relevant Government authority to obtain the use permit and/or occupancy certificate for the Facility as soon as each such document can be prepared, collected or made ready and submit such documents as expeditiously as possible so that such use permit and/or occupancy certificate can be obtained at the earliest possible date.
Article 8: Handover and Rent Commencement Date
8.1 The parties shall start the Handover process after Lessor has met the following conditions and in accordance with the procedures for notice, inspection, repairs and hand over of the Facility as set forth in Schedule 1:
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

8.1.1 Substantial Completion;
8.1.2 completed all required fitout;
8.1.3 repaired all the defects;
8.1.4 connected all utilities supplies;
8.1.5 removed from the Facility site all unused materials, waste, construction equipment and temporary structures; and
8.1.6 obtained and provided to Lessee a copy of all Approvals, including use and occupancy certificate for the Facility to be used as a factory.
8.2 Upon successful Handover of the Facility in accordance with Clause 8.3 of Schedule 1 and Lessor executing and turning over to Lessee all necessary documents, keys, access codes and everything else needed for Lessee to take possession of the Facility, the Parties shall sign a Handover certificate, evidencing such successful Handover of beneficial occupancy of the Facility to Lessee and the beginning of the Rent Commencement Date. Provided that the conditions for Handover have been fulfilled by Lessor, Lessee shall not unreasonably reject or delay Handover.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

8.3 At any time during the fitout or repair of Defects, Lessee may, to the extent permitted by Chinese laws and regulations, start installation of Lessee’s machinery and such conduct should not be viewed as either deeming that Lessor has achieved Substantial Completion or deeming Lessee has accepted Handover. In addition to its obligations under Article 7.9 hereof, Lessor must take all actions and prepare all documents and promptly apply for any temporary use permit or certificate for the Facility as soon as such application is possible to enable Lessee to start installation and testing of its machinery.
8.4 Lessor shall be responsible and pay for the repair of all Defects existing or discovered before Handover or after Handover during the Warranty Period, in accordance with Clause 6 of Schedule 1. If the Defects or the repairs lead to suspension or partial suspension of the Business Activities, then Lessor is responsible for paying Lessee the appropriate financial compensation.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

Chapter 5 Use and Maintenance and Utilities
Article 9: Use of the Facility
9.1 During the Lease Term, Lessee shall enjoy exclusive use of the Facility for carrying out the Business Activities and other lawful commercial activities.
9.2 Lessee must obtain Lessor’s consent to change the use of the Facility.
9.3 Lessor shall permit Lessee to exclusively use the Facility without any unlawful interruption or disturbance from Lessor or any third parties.
9.4 Lessee may install any machinery, equipment or other things in the Facility that Lessee requires for the purpose of carrying out the Business Activities.
9.5 During the Lease Term, Lessee may affix, paint or otherwise show Lessee’s logo in the approved manner on or at the approved part of the Facility; provided Lessee obtains any necessary government approvals. Should any government approvals be needed, Lessor shall cooperate with and assist Lessee in obtaining such approvals.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

9.6 Lessee and all persons authorized by Lessee may pass and repass to and from the Facility over and along the any property owned by Lessor at all times during the Lease Term for all purposes relating Lessee’s use of the Facility in accordance with the Contract. To the extent it is necessary to pass and repass from the Facility over and along any property owned or under the control of any party other than Lessor, Lessor shall use its best efforts to assist Lessee in obtaining the necessary easement or right of passage over such property.
9.7 Lessee shall at all times during the Lease Term have the right to free and uninterrupted passage and running of all services through the appropriate Adjoining Conduits. Should Lessee require passage and running of any service through property other than Adjoining Conduits under Lessor’s control, Lessor shall use its best efforts to assist Lessee in obtaining the necessary passage rights.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

Article 10: Utilities
10.1 At Handover and throughout the terms of the lease, Lessor must ensure that all utilities supply, including electricity, water, gas and/or steam, thermal power and communications facilities, are available and properly connected to the Facility and sufficient to meet the needs of Lessee and in the capacities stipulated in the Preliminary Design. Lessor shall assist Lessee in executing agreements with the relevant authorities to guarantee Lessee’s access to such utilities connections.
10.2 In addition, Lessor must use its best efforts to assist Lessee to be classified as a Class A user of utilities to ensure uninterrupted supply of electricity, water, gas and other utilities, at the normal published rate.
10.3 Lessor shall provide a diesel generator for the benefit of Lessee. Lessee shall be responsible for the operation, maintenance of the diesel generator, testing of the generator on a regular test basis. In case of power outages caused by Lesssor, All costs related to the operation and maintenance of diesel generator, including the diesel needed to operate such standby diesel generator shall be fully met by
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

Lessor, either paid directly or deduced from monthly rent if paid by Lessee to ensure uninterrupted production..
Article 11: Maintenance and Repairs
11.1 Lessor shall be responsible for maintenance and repair of the Facility during the Lease Term as follows:
11.1.1 Lessor shall be responsible and must pay for the repair and maintenance of all the structural elements of the Facility, including, but not limited to, repair and maintenance of the roof, walls, floors, fixtures, cooling tower, and parking, storage areas of the Facility, all piping, ducting, wiring, major building facility equipment and systems, and all components forming part of the Facility.
11.1.2 Lessor shall be responsible and must pay for all other repairs and maintenance with the scope of warranty, including the normal wear
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

and tear of the Facility (with the exception of damage caused Lessee).
11.2 Lessee shall be responsible for the repair and maintenance of the machinery and equipment installed by Lessee.
Chapter 6 Other Matters
Article 12: Property Management
12.1 Lessee has the right to select its own property management company, but should give the Lessor priority in its consideration process. The property management company will be responsible for the general security in the Suzhou Industrial Park, cleaning of the common areas, general maintenance of the Facility and the ground area.
Article 13: Assurance and Performance Bond
13.1 Prior to the signing of this Contract, Lessor must obtain and provide a copy of bank statement and/or guarantee as evidence or assurance of its financial ability to fund the construction of the Facility.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

Within one month of the signing of this Contract and as a condition for entering this Contract by Lessee, Lessee will provide a deposit in the amount of one hundred and eighty thousand RMB (180,000 RMB) and Lessor will at the same time provide Lessee a bank guarantee letter satisfactory to Lessee covering up to 50% of construction cost.
Article 14: Insurance
14.1 In so far as Lessee considers necessary, Lessee may, but is not obligated to, take out all necessary insurance for facilities, products and any other property of Lessee.
14.2 Lessor shall at all times during the Facility construction period maintain “property all risk” insurance with coverage amount equal to at least the replacement cost of the Facility.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

14.3 Lessor shall at all times during the Facility construction period maintain sufficient third party liability insurance.
14.4 After Handover, Lessor must continue to maintain “property all risk” insurance for the entire Lease Term with coverage amount equal to at least the replacement cost of the Facility.
14.4.1 In the event that the Facility is completely destroyed, this Contract shall be terminated unless otherwise agreed between the parties in writing. In the event that the Facility are partially destroyed, Lessee may at its option continue to use the useable portion of the Facility in accordance with this Contract and pay rent in relation to that portion of the built up area actually used by Lessee. Lessee shall not be liable to pay rent in relation to that part of the destroyed Facility until they are restored to their original state. The rent shall be reduced by an equitable percentage to be agreed by the parties acting in good faith, taking into account of size of the built up area continued to be used by Lessee and the impact and hindrance (if any) caused by the destroyed portion. If the parties cannot reach consensus, this matter may be referred to arbitration in accordance with Article 32 of this Contract.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

14.5 In addition to the rent abatement above provided in Article 14.4.1 hereof, Lessee may request Lessor to rebuild or restore the Facility to its original state in the event the Facility is completely or partially destroyed by sending a written notice to Lessor to that effect. Lessor must, at its own cost, commence construction and restoration work within thirty (30) days after receiving such notice and complete the construction and restoration within three (3) months after receiving such notice.
14.6 Lessor must provide a copy of the above insurance policies required under Articles 14.2, 14.3 and 14.4, as well as evidence of payments of full insurance premiums to Lessee.
Article 15: Cooperation
15.1 The parties shall cooperate with each other in any Party’s handling of relations with the relevant Governmental departments in respect of decoration, alteration or expansion of the Facility (provided it is carried out in accordance
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

with this Contract) and provide all assistance reasonably required by the other for such purposes.
Chapter 7 Options
Article 16: Phase 2 Expansion Option
16.1 Lessee may, at its option, cause the Facility to be expanded under the procedure set forth in Article 16.3 hereof to provide up to a target maximum total area of manufacturing space for the Business Activities permitted by the relevant Government rules and regulations, including rules and regulations concerning plot ratio and percentage of investment amount required for the Land use (“Phase 2”). The Facility constructed prior to addition construction in Phase 2 shall be referred to as “Phase 1”.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

16.2 Lessee’s may exercise its Phase 2 Expansion Option at any time after the Rent Commencement Date.
16.3 Lessee may exercise the Phase 2 Expansion Option by giving a written notice to Lessor stating that Lessee wishes to expand the Facility (the “Phase 2 Expansion Notice”). Upon receiving Phase 2 Expansion Notice, Lessor must promptly procure the design, execution and completion of the construction of the expanded Facility in Phase 2 at its own costs. Lessor must complete construction of Phase 2 to the same extent as Substantial Completion provided for in Phase 1 of this Contract within a reasonable period of time to be agreed by the parties. Lessor must construct the expanded Facility in Phase 2 in accordance with the general guidelines set forth in the Preliminary Design and the specific design and specifications to be agreed upon by the parties; provided that such specific design and specifications to be agreed to shall be substantially the same as those for Phase 1, with the same or higher construction quality.
16.4 The expanded building created by the completion of the construction of Phase 2 shall be deemed to be within the definition of “the Facility” and the leasing of the expanded part of the Facility shall be governed by the same terms of this
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

Contract as those applicable to Phase 1, including the Break Clause, save the lease term as provided in this Article 16.4. With respect to the expanded part of the Facility constructed in Phase 2, the “Initial Term” for Phase 2 shall commence on the date on which completion of the whole of Phase 2 occurs but shall nevertheless end at the same time as the Initial Term for the rest of the Facility. For purposes of the Second Term, the Phase 2 lease term shall be treated in the same way and as part of the rest of the Facility.
16.5 Rent for expanded part of the Facility constructed in Phase 2 shall be payable upon Lessee taking beneficial occupancy of that part and shall be payable at the rate as determined under Article 3.4.2 hereof and in the same method as provided in Article 4 hereof.
16.6 Lessor shall, to the extent permitted by the relevant laws and regulations, include in the Land Use Rights contract and relevant planning, construction and use permits application provision for Phase 2 Expansion.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

Article 17: Second Term and Third Term Extension Option
17.1 Lessee may at its option extend the term of this Contract for a period up to another five (5) years from the date on which the Initial Term would expire and the Lessee may at its option extend the term of this Contract for another period up to five (5) years from the date on which the Second Term would expire (each such option an “Extension Option”). Lessee may exercise the Extension Option by serving at least 6 month’s written notice on Lessor at any time during the Initial Term or Second Term, as applicable.
17.2 The parties’ rights and obligations during and in respect of the Second Term and Third Term shall be governed by the same terms and conditions of this Contract, including without limitation the Break Clause and the rent rate.
Article 18: Break Clause
18.1 Any other provisions of this Contract notwithstanding, Lessee may, at its option and within its sole and absolute discretion, terminate this Contract and cancel the remaining Lease Term at any time after the tenth (10th) anniversary of the
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

Rent Commencement Date (the “Break Clause Period”) by giving at least six (6) months’ prior written notice of such termination to Lessor. In avoidance of doubt, the parties acknowledge and confirm that Lessee may exercise its option to terminate this Contract any time after commencement of the Break Clause Period, which period shall not be affected by whether Lessee had also exercised the Lease Extension Option. The right of Lessee to thus terminate the Lease under this Article 20.1 is referred to as the “Break Clause”. Lessee’s termination of this Contract under the Break Clause shall not be treated as a breach of this Contract by Lessee.
Chapter 8 Assignment and Sublease
Article: Assignment and Sublease
19.1 Lessee may:
assign this Contract in whole or in part, to any third party during the Lease Term with Lessor’s consent, with such consent not to be unreasonably withheld or delayed. Lessee may also assign all or part of its rights and obligations under
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

this Contract, or novate this Contract to any Affiliate or sublet the Facility to any person, with or without Lessor’s consent.
Lessor may:
Assign all or part of its rights and obligations under this Contract after Handover to any Affiliate, provided that it must guarantee the due performance of the duties and obligations of its assignee under this Contract.
Chapter 9 Representations, Covenants, Warranties and Indemnity
Article 20: Representations, Covenants and Warranties of Each Party
20.1 Each Party hereby represents, warrants and undertakes to the other Party that at all material times:
20.1.1 it is a legal person or entity duly organized, validly existing and in good standing under the laws of the place of its establishment;
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

20.1.2 it has all requisite power, authority and approval required to enter into this Contract and upon its signing of this Contract will have all requisite power, authority and approval to perform fully each and every one of its obligations hereunder;
20.1.3 it has fully authorized its representative whose signature is affixed hereto to sign this Contract and to bind itself thereby;
20.1.4 neither the execution of this Contract, nor the performance of its obligations hereunder, will conflict with, or result in a breach of, or constitute a default under, any provision of its business license, articles of association or any law, rule, regulation, authorization or approval of any government agency or body, or of any contract or agreement to which it is a party or is subject;
20.1.5 all material documents, statements and information of or derived from any government agency or body in its possession relating to the
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

transactions contemplated in this Contract have been disclosed to the other Party, and no material documents, statements or information previously provided by it to the other Party contains any untrue statement or untrue material fact, is misleading or incomplete;
20.1.6 it shall use its best effort to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Contract and to execute and deliver such documents as Lessor or Lessee (as applicable) may reasonably request for such purposes; and
20.1.7 it shall comply with the terms of the Schedules and attachments hereto entered into between the parties.
20.2 The parties agree that the aforementioned representations, covenants and warranties of each party represent material terms of this Contract and that any breach of this Article 22 shall constitute a Material Breach.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

Article 21: Lessee Representations, Covenants and Warranties
21.1 Lessee warrants that during the Lease Term, Lessee will not use the Facility to engage in any criminal activities.
21.2 Lessee agrees that the aforementioned Lessee representations, covenants and warranties in Article 21.1 represent material terms of this Contract and that any breach of this Article 21 shall constitute a Material Breach.
Article 22: Lessor Representations, Covenants and Warranties
22.1 Lessor warrants that it has good, legal title to the Land Use Rights and paid in full all fees and taxes for the Land Use Rights and complied with all the terms and conditions of the Land Use Rights grant contract and will continue to comply with such terms and conditions thought out the Lease Term; (including, without limitation paying all land use fees, charges and taxes) and that it has the absolute and unrestricted right to lease the Facility to Lessee pursuant to the terms and conditions of this Contract.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

22.2 Lessor warrants that no part of its title to the Land Use Rights is subject to any mortgage, pledge or third party interest that would have an effect on Lessee’s rights and interests under this Lease or that would affect Lessee’s ability to engage in the Business Activities.
22.3 Lessor warrants that if at any time during the Lease Term, the Facility are subject to any legal measures (e.g. closure during inspection), Lessor shall use its best efforts and take all measures necessary to maintain Lessee’s rights under this Contract, including the right to use the Facility for the purpose of carrying out the Business Activities.
22.4 Lessor warrants that with respect to the Land and the previous and present operations on the Land:
22.4.1 there has been no actual or potential pollution to the environment or any other event, condition, or circumstance that may interfere with the Lessee’s use of the Facility or interfere with the Lessee’s compliance with any environmental laws or regulations;
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

22.4.2 there is no environmental contamination on or arising from the Land which are harmful to the environment or humans, or which may require (whether legally or commercially) the Lessee to undertake any remedial or corrective work;
22.4.3 Lessor possesses all necessary approvals, licenses, permits, registrations or other authorizations required for the Facility to be leased and occupied as an factory; and
22.4.4 Lessor shall assume all responsibility for and indemnify, defend and hold harmless Lessee against all claims, whenever asserted, arising out of or connected with any act(s) or omission(s) directly or indirectly resulting or allegedly resulting in pollution or contamination, if such pollution or contamination occurred or arose prior to Handover of the Facility regardless of whether or not caused by Lessor;
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

22.5 Lessor will comply with all its obligations under the Land Use Rights grant contract and that the Land Use Rights grant contract remains valid and effective at all material times; and
22.6 The form and nature of the Land beneath the Facility including sub-surface and hydrological conditions are suitable for the construction of the Facility and the remedying of any Defects.
22.7 Lessor agrees that the aforementioned Lessor representations, covenants and warranties represent material terms of this Contract and that any breach of this Article 22 shall constitute a Material Breach.
Article 23: Indemnity
23.1 Save and except for those substantially caused by the fault of Lessee, Lessor shall defend, indemnify and hold harmless Lessee against and in respect of the following claims or liabilities:
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

23.1.1 any and all claims and liabilities arising from the construction of the Facility, including any and all claims for injury to any person or property, non-payment of sub-contractors, laborers, suppliers, government fees or taxes;
23.1.2 any and all direct loss, cost, damage, actual liability, obligation or reasonable expense incurred by or asserted against Lessee in connection with any hazardous material, at, originating or emanating from the Facility and/or the Land, wherever such contamination may migrate or have migrated;
23.1.3 any and all direct loss, cost, damage, actual liability, obligation or reasonable expense incurred by or asserted against Lessee as a result of or in connection with any violation by Lessor of any environmental law or regulation and/or the treatment, storage, or disposal of any waste generated in the construction, including without limitation liabilities associated with any off-site disposal of such waste;
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

23.1.4 any and all cost, liability, obligation or expense incurred by or asserted against Lessee in connection with the violation of any law, regulation, notice, order, directive, etc. relating to Lessor’s building standards, municipal planning, safety, and fire safety;
23.1.5 any and all direct loss, cost, damage, actual liability, obligation or reasonable expense incurred with respect to any claims, actions, suits, proceedings or assessments arising out of matters described in this Article 23.1, or the settlement thereof, including, without limitation, accounting, environmental consultant and legal fees.
23.2 This Article 23 shall survive the termination of this Contract.
Chapter 10 Events of Breach and Remedies
Article 24: General Principles
24.1 Unless otherwise specified in this Contract, each party that breaches this Contract shall be liable to the other party for damages as provided in the
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

applicable law.
24.2 In case of late payment by either party the party in breach shall pay to the other party full and final liquidated damages for such breach, late payment interest at 0.035% on the overdue amount per day until payment is made.
Article 25: Step-in right, Offsets and Rent Reductions
25.1 Without prejudice to any other rights or remedies under this Contract or the applicable laws, Lessee has the right to take all reasonable steps to remedy or mitigate Lessor’s breach, including either by itself or through a third party, to carry out any obligation under this Contract (the “Step-in Right”) which Lessor is obligated to carry out but fails to carry out in the time or manner required under this Contract or in the case this Contract does not provide for the time, within a reasonable period of time (commensurate with the relevant breach and circumstances) after written notice by Lessee specifying the breach and requiring Lessor to remedy. Lessee shall issue a final written notice of its intent to exercise the Step-in Right upon the expiration of the period of time for Lessor’s remedy or mitigation of the breach.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

25.2 In avoidance of any doubt, both parties agree and acknowledge that Lessee’s Step-in Right shall include, without limitation, the right of Lessee, in its discretion, to:
25.2.1 take over the construction and complete the construction of the Facility if at or before the time for Substantial Completion set forth in the Construction Schedule, it appears that Lessor may not timely achieve Substantial Completion according to the Construction Schedule;
25.2.2 repair the Defects if Lessor fails to repair the Defects within a reasonable time, in no case more than 5 days after the due date set forth in the inspection schedule as provided in second paragraph of Clause 5.4 of Schedule 1; and
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

25.2.3 carry out warranty repairs should Lessor fail to make the repairs within twenty four, (24) hours for emergency repairs and five (5) days for non-emergency repairs after Lessee has provided Lessor notice for needed repairs.
25.3 In the case Lessee exercises its Step-in Right and carries out any of the obligations of Lessor, Lessor shall be responsible to pay and reimburse Lessee all reasonable costs, expenses and damages incurred or suffered by Lessee in so carrying out Lessor’s obligations.
25.4 Without prejudice to any other rights or remedies under this Contract or the applicable laws, Lessee may offset any amount Lessor owes Lessee under Article 25.3 hereof or any other provisions of this Contract. Lessee may offset such amounts from any payments it is obligated to make to Lessor, including without limitation, through rent deduction and treat such offset or deduction as having been duly paid to Lessor.
25.5 Without prejudice to any other rights or remedies under this Contract or the
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

applicable laws, if Lessor fail to achieve Substantial Completion by March 17, 2006 for each day of delay, Lessee may deduct an amount equal to two (2) days’ rent.
25.6 In a case that the lessee does not commit the whole 10-year lease period and fails to assign or sublease the facility according to Article 20.1 in this contract, it shall pay rest of the 10-year rental calculated from the date of canceling the lease to the end of the original lease period based on the monthly rental formula in Article 3.2. In such case, Lessor is obligated to use its best efforts to lease or sell the Facility to a third party or take other actions to avoid or mitigate the amount of loss it may suffer. Should Lessor be able to avoid or mitigate the amount of loss it suffers but fails to do so, then the amount of money payable by the Lessee to the Lessor under this Article 25.6 shall be reduced by the amount of loss that the Lessor could have avoided or mitigated.
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement

Article 26: Lessee Material Breach and Termination By Lessor
26.1 In the following events of breach by Lessee, Lessor may treat such breach as Material Breach, terminate this Contract and recover the Facility, and recover any and all damages pursuant to this Contract and the applicable law.
26.1.1 Lessee uses the Facility to engage in criminal activity, causing serious harm to Lessor’s rights and interests
26.1.2 Lessee commits any other Material Breach (except if the breach is due to the occurrence of Force Majeure).
26.2 In the event Lessee abandons the project in breach of the Contract from the start of construction period to the Rent Commencement Date, Lessor may treat such abandonment as Material Breach and recover as full and final compensation as follows:
26.2.1 Subject to provisions in this Article, Lessor will be entitled to payment of seventy-five percent (75%) of the following amounts:
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(a) the actual direct expenditure properly incurred by Lessor in carrying out the construction prior to the date of abandonment (other than expenditure that was incurred because of the negligence or default of Lessor);
(b) the actual cost of goods or materials reasonably ordered by Lessor exclusively for the construction for which the Lessor is legally bound to pay provided that:
(i) the value of the goods or materials is not included in the amount payable under sub-paragraph (a) of this Clause 26.2.1.
(c) the reasonable cost of removing from the site all labour, plant and equipment and other things used in Lessor’s execution of the construction; and
26.2.2 In such event, Lessor must take all steps possible to mitigate the costs referred to in Clause 26.2.1
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26.2.3 Notwithstanding the provisions of Article 26.2.1 Party B shall not be liable to pay Lessor under Clause 26.2 until Lessor has provided Lessee with all written records of Lessor’s costs arising from the execution of the construction that Lessee reasonably requests.
26.2.4 Any other provisions of this Contract notwithstanding, Lessee’s payment obligations under this Article 26.2 in no event shall exceed five hundred thousand U.S. dollars (US $500,000).
Article 27: Lessor Material Breach and Termination by Lessee
27.1 In the following events of breach by Lessor, Lessee may treat such breach as a Material Breach, terminate the Contract and recover any and all damages pursuant to this Contract and the applicable law:
27.1.1 Lessor fails to achieve Substantial Completion by May 17, 2006 ;
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27.1.2 the Facility constructed has major Defects or Lessor fails to appropriately maintain or upkeep the Facility, resulting in material harm to Lessee’s use of the Facility, or resulting in material losses to Lessee;
27.1.3 any of the material documents to be provided by Lessor to Lessee in connection with this Contract are unlawful, invalid or have some other serious legal defect;
27.1.4 Lessor failed to deliver occupancy of the Facility by June 21, 2006; or
27.1.5 Lessor commits any other Material Breach (except if=the breach is due to the occurrence of Force Majeure).
Chapter 11 Force Majeure
Article 28: Occurrence and consequences of Force Majeure
28.1 If at any time during the Lease Term Lessee’s use of the Facility is materially or completely impaired due to any “Force Majeure”, Lessee shall be exempted
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from payment of rent (or an equitable portion thereof) during the “Force Majeure Period” and the Lease Term of this Contract shall also be extended automatically for a period equivalent to the Force Majeure Period.
28.2 If either Party wants to claim that any of its obligations is materially affected by Force Majeure, it shall promptly inform the other Party in writing and shall provide to the other party sufficient evidence of the occurrence and duration of such Force Majeure within thirty (30) days of the occurrence of the same.
28.3 In the event the occurrence of a Force Majeure, the parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavors to minimize the consequences. If the Parties cannot reach agreement on the amount of rent, extension of the Lease Term or other terms, either Party may refer the matter to arbitration under Article 32 hereof.
28.4 In a case of underground unforeseen condition which is out of the control of an experienced construction contractor, i.e. occurrence of historical heritage, dark ponds, such occurrence shall be treated as an event of Force Majeure
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Chapter 12 Miscellaneous Provisions
Article 29: Cancellation and amendment
This Contract may only be cancelled or amended in writing upon agreement by both parties.
Article 30: Merger or division
If either Party legally merges or divides, the appropriate rights and duties under this Contract shall be borne by the successor of that Party and any necessary amendment procedures shall be completed.
Article 31: Annexes and schedules
Except where this Contract provides otherwise, the Annexes and Schedules to this Contract and any supplementary or amended contract separately concluded by both Parties in accordance with this Contract form an indivisible part of this Contract.
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Article 32: Dispute resolution
In the event of any dispute, controversy, or claim arising out of this Contract, or the breach, termination, or invalidity thereof (collectively, herein, referred to as “Dispute”), the parties hereto shall attempt in the first instance to resolve such Dispute through friendly consultations. If the Dispute is not resolved by friendly consultations within thirty (30) days of the commencement of such consultations, then at any time thereafter either party may apply to the Shanghai Branch of the China International Economic and Trade Arbitration Commission (“CIETAC”) in Shanghai in accordance with its rules. There shall be three arbitrators only. The language to be used in the arbitral proceedings shall be English. The arbitration award issued by the Shanghai Branch of CIETAC shall be final and binding upon the parties.
Article 33: Effectiveness and Registration
This Contract shall become effective after being signed by both Parties, provided that the leasing obligations (including Handover of the Facility and commencement of payment of rent) shall be subject to completion of construction of the Facility in
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accordance with law. Lessor shall complete all formalities with the PRC authorities for registration of this Contract.
Article 34: Language and order of documents
34.1 The Contract has been executed in both Chinese and English. Both language versions shall be equally authentic. In the event of any inconsistency between the Chinese and English version, the English version shall prevail.
Article 35: Confidentiality
35.1 The contents and subject matter of this Contract are strictly confidential and each Lessor and Lessee agree not to issue or make any announcement or disclosure to any third parties in connection with this Contract without the prior consent of the other party or to the extent that disclosure may be required by law.
35.2 Any information received by Lessor from Lessee or Lessee’s affiliates in connection with the subject matter of this Contract is the proprietary and
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confidential information of the Metaldyne LLC, and Lessor agrees not to disclose such information to any third parties or use such information for any purpose other than for the purpose of the collaboration with Lessee envisaged hereunder.
Article 36: Notices
Any notice or written communication provided for in this Contract by one party to the other, including any and all offers, writings or notices, shall be written in English and Chinese and sent via courier service delivered letter, fax or registered mail promptly addressed to the other parties. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing (in the manner as provided in Article 29 hereof) to the other party.
To Lessor: Suzhou Fangzheng Construction Development Company Ltd
Address:
92 Shihuifang Business Street, Suzhou Industrial
Park, Suzhou, Jiangsu Province, People’s
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Republic of China
Fax:
+86 512 67619051
Attention:
Mr. Tao Zi Peng
To Lessee:
Metaldyne LLC:
To: Metaldyne LLC
Address:
47603 Haylard Drive
Plymouth, Michigan 48170
Attention:
JoAnne Ryan, Managing Director
Powertrain Group Operations – China
Article 37: Governing Law
Any matters not covered by this Contract should be dealt with according to the relevant provisions of the laws of the People’s Republic of China.
Article 38: Counterparts
This Contract shall be made in two identical copies, both Parties to hold one copy each. The Parties shall bear responsibility for payment of any stamp duty due in relation to the lease comprised under this Contract in equal shares. This Contract is effective from the date of the signing by the Party later to sign.
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Article 49: List of Annexes and Schedules
Annex 1 1:
The Plan
Annex 2 2:
Preliminary Design
Annex 3 3:
Agreed Design and Specifications
Annex 4 4
Schedule 1 1:
Construction Agreement
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This Contract is signed as follows:
:
Lessor :
Signed on behalf of Suzhou Fangzheng Construction Development Company Ltd by:
Name : Mr. Tao Zi Peng
Position :
Date : 2005.09.06
Lessee :
Signed on behalf of Metaldyne LLC by: Metaldyne LLC :
Name : JoAnne Ryan
Position : Managing Director, Powertrain Group Operations – China
Date : 9/01/05
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SCHEDULE 1 1
Construction Agreement
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement
1

SCHEDULE 1
CONSTRUCTION AGREEMENT
1. Lessor’s Obligations
1.1 Lessor shall:
1.1.1 Construct the Facility in accordance with the Preliminary Design and the Agreed Design and Specifications;
i) Front End Engineering Design Study Report - Issue B dated 1st June 2005;
ii) Front End Engineering Design Drawings A3 booklet Issue B dated 20th May 2005;
iii) Due Diligence Report;
iv) Geotechnical Investigation Report.
v) Detailed drawings and specifications developed from preliminary design drawings and specifications and approved by Bovis and lessee
1.1.2 construct and fit out the Facility to fit the needs of Lessee, including installing all needed fixtures, air compressors, overhead cranes, cooling towers, HVAC units, etc (collectively, the “Equipment”) as required in the Preliminary Design.
1.1.3 construct the Facility at its own cost;
1.1.4 obtain all the necessary government Approvals and permits in respect for the construction, including the land use, planning, construction approval and permits before starting construction, and supply to Lessee a copy of every application for any such Approval with a copy of all accompanying drawings and other documents, and a copy of every such Approval obtained;
1.1.5 ensure that no such Approval is revoked and that all such Approvals continue in full force and effect;
1.1.6 not, without Lessee’s prior written consent, make or agree to any variation to any Approval, or Agreed Design and Specifications;
1.1.7 provide to the satisfaction of Lessee sufficient written evidence confirming Lessor’s lawful right to carry out the construction on the Facility and to lease the Facility to Lessee in accordance with the Contract;
1.1.8 ensure in executing the construction:
(a) that at all reasonable times Lessee and any person authorized by Lessee is given access to the construction, the Facility or any areas where the construction are being executed; and

(b) Lessee is provided with every reasonable facility and assistance necessary for the examination and testing of any part of the construction and their execution.
1.2 Lessor hereby warrants to Lessee that the Land is adequate, suitable and fit for the purpose of accommodating the construction and the Facility.
2. Design
2.1 Bovis Lend Lease will act as Lessee’s engineering representative under the Contract.
2.2 Lessor shall be deemed to have scrutinized, prior to the date of the Contract, the Preliminary Design and thereby confirmed its accuracy (including the accuracy of design criteria and calculations therein) save to the extent that Lessor has prior to the date of the Contract notified Lessee in writing of any inaccuracy or inconsistency between the Preliminary Design (including design criteria and calculations therein) and the applicable design and construction codes.
2.3 The Design Institute shall prepare detailed design drawings and specifications.
2.3.1 Bovis will, after consultation with, and subject to the consent of Lessor and Lessee, determine and provide a list of local design institutes. Then, Bovis, Lessor and Lessee will jointly select, based on the experience, reputation of the design institutes and the quoted costs, one design institute ( the “Design Institute”) from the list.
2.3.2 The Design Institute shall, based on the specifications and requirements in the Preliminary Design, prepare detailed design drawings and specifications. The cost associated with the Design Institute preparation of the detailed drawings and specifications will be borne by the Lessor.
2.3.3 These detailed drawings and specifications must be approved by Bovis and Lessee and they must conform to the Preliminary Design, before they can be used as the actual design and specifications (the “Agreed Design and Specifications”) for construction of the Facility.
2.4 Lessor shall build the Facility according to the specifications and requirements of the Preliminary Design and the Agreed Design and Specifications in accordance with the Construction Schedule.
2.5 Lessor shall submit to Government departments for approval the Agreed Design and Specifications.
2.6 No review of, comments upon, rejection of, or failure to review or comment upon or reject, any Agreed Design and Specifications prepared by the Design Institute or changes thereto requested or proposed by Lessor will:
2.6.1 relieve Lessor from, or alter or affect, Lessor’s liabilities or responsibilities whether under the Contract or otherwise according to law; or

2.6.2 prejudice Lessee’s rights against Lessor whether under the Contract or otherwise according to law. Lessor may not make changes to the design and construction of the Facility except as provided under Article 7.6 of the Contract.
2.7 At any time before or during the construction, Lessee can direct any changes to the Agreed Design and Specifications (“Lessee Initiated Change Order”). Lessee Initiated Change Order will be processed in the following manner:
2.7.1 Lessee shall execute any Lessee Initiated Change Order subject to confirmation by Bovis and the Design Institute that the proposed change is architecturally sound. Lessee should then deliver such Lessee Initiated Change Order to Lessor, who must immediately follow the Lessee Initiated Change Order in construction of the Facility. Lessee, Lessor, Bovis and Design Institute will review the construction and change order progress during the weekly joint review meeting
2.7.2 Lessor and Lessee shall use their best efforts to agree in good faith on the construction cost adjustments caused by the Lessee Initiated Change Order. The construction cost adjustments shall be calculated based on the increase in the materials cost, hourly labour cost and machinery use cost caused directly and solely by reason of the Lessee Initiated Change Orders, plus a five percent (5%)] mark-up on the materials cost by Lessor. If the parties cannot agree on such adjustments to the construction cost caused by the Lessee Initiated Change Orders, the amount of adjustment shall be then determined jointly by Bovis and the Design Institute. Should Bovis and the Design Institute fail to settle the disagreement, the amount will be determined by arbitration in accordance with Article 34 of the Contract;
2.7.3 For purposes of Clause 2.7.2 above, labour cost shall be charged based on accepted scheduled general and skilled labour rate schedule, as Attachment 6.
2.7.4 Any claim for increase in construction cost by Lessor must be accompanied by a detailed description of the increased cost, additional labour hours and machinery hours which are incurred as a direct result and relate exclusively to Lessee Initiated Change Orders. Further, Lessor must also provide Lessee a copy of all material order forms, invoices, billing statements, and all other relevant documents in support of any claim for such increased construction cost.
2.7.5 The adjustments to the construction cost, once agreed or determined, will then be taken into account pursuant to Article 7.8 of the Contract in making rent adjustments.
2.7.6 If the Lessee Initiated Change Order is made after construction has started, Lessor will be granted an extension of time in meeting the Construction Schedule equal to the delay caused by the Lessee Initiated Change Order.

2.8 Lessor must, pursuant to Lessee’s request, keep available for the use of Lessee and any person authorized by either Lessee one complete set of all Agreed Design and Specifications which Lessor is entitled to use for construction purposes.
2.9 Lessor shall ensure that all things done in executing the construction do not infringe any patent, registered design, trademark or name, copyright or other protected right of any third party.
2.10 Lessor shall obtain all the necessary government Approvals and permits for the construction, including the Land use, planning, construction approval and permits before starting construction.
3. Contractor
3.1 Lessor shall engage Suzhou No.2 Construction Group Company Ltd as the general contractor, and the general contractor shall engage several subcontractors and/or suppliers to construct the Facility.
3.2 The general contractor will select subcontractors and suppliers. The selected subcontractors and suppliers shall be approved by Bovis and the Lessee.
4. Quality of the Construction
4.1 Lessor shall ensure that the construction are executed and the Facility designed, constructed and completed:
4.1.1 so as to comply with all Legislative Requirements;
4.1.2 in accordance with the Preliminary Design and Agreed Design and Specifications (except deviations directed by Lessee in any Lessee Initiated Change Order or consented to in writing by Lessee);
4.1.3 in accordance with each and every Direction given by Lessee which Lessee is authorised under the Contract to give;
4.1.4 in accordance with the requirements of Chinese national construction standards where the Preliminary Design and Agreed Design and Specifications do not provide for a particular item or where such requirements are mandatory under Chinese law;
4.1.5 using workmanship:
(a) of:
(i) the standard prescribed in the Contract; or
(ii) to the extent it is not so prescribed, a standard consistent with the first class Chinese construction industry standards for work of a nature similar to the Facility

(b) which is fit for its purpose; and
4.1.6 using materials:
(a) that:
(i) comply with the requirements of the Contract and the Preliminary Design and the Agreed Design and Specifications; or
(ii) if not fully described in the Contract, are new and consistent with first class Chinese construction industry standards for work of a nature similar to the Facility
(b) of good quality, which are fit for their purpose and consistent with the nature and character of the Facility;
(c) that are non-hazardous; and,
(d) that meet with Lessee’s approval upon inspection by Lessee at the site (which shall not be unreasonably withheld provided that the materials fully conform with the materials samples that Lessor shall be required to provide to Lessee prior to Lessor procuring them).
4.2. Lessor shall ensure that upon Substantial Completion, the construction is fit for the purpose of Lessee carrying out the Business Activities.
5. Monitoring and Inspection
5.1 During the construction, Lessor shall allow Bovis or another person designated by Lessee (the “Lessee Representative”), to inspect and monitor the progress of construction on behalf of Lessee, including providing access, weekly joint meetings, monthly progress reports, allowing the Lessee Representative to attend any meetings, interim inspections; providing Lessee Representative access to all on site plans and drawings; allowing it to sample and test materials and to review all documents to verify that the materials and equipment used in the construction meet the requirements and specifications of the Preliminary Design and Agreed Design and Specifications, including reviewing all Owner manuals, certificates, quality inspection forms, and building materials and equipment order forms if other documents are either not available or inadequate for such purposes.
5.2 If there is any deviation from the Preliminary Design or the Agreed Design and Specifications during the construction or concern about events that may cause delay in completing the construction according to the Construction Schedule, the Lessee Representative will have the right to inform Lessor and Lessor must correct such deviation or delay.
5.3 Lessee may at any time inspect the whole or any part of the construction or their execution.

Lessor however acknowledges that:
5.3.1 Lessee and the Lessee Representative owes no duty to Lessor to:
(a) inspect the whole or any part of the construction or their execution; or
(b) review construction for errors, omissions or compliance with the requirements of the Contract if it does so inspect; and
5.3.2 no inspection of the construction of the Facility or review by Lessee or the Lessee Representative of construction will in any way lessen or otherwise affect:
(a) Lessor’s obligations whether under the Contract or otherwise according to law; or
(b) Lessee’s rights against Lessor whether under the Contract or otherwise according to law.
5.4 Upon Substantial Completion of the Facility, Lessor and Lessee shall conduct joint inspections of the Facility to verify that the construction of the Facility meets the standards and specifications of the Preliminary Design and the Agreed Design and Specifications (except deviations consented to by Lessee in writing), or the requirements of Chinese national construction standards where the Preliminary Design and Agreed Design and Specifications do not provide for a particular item or where such requirements are mandatory under Chinese law.
During the inspection, the parties will jointly note any defects that need to be repaired and fix a reasonable time schedule for repairing these defects.
5.5 Lessor shall ensure that all tests, approvals and acceptance procedures required by the Contract are promptly carried out.
All such tests, approvals and acceptance procedures shall be carried out in accordance with Lessee’s lawful requirements or directions under the Contract and procedures set by Government departments. Lessor shall pay all relevant inspection and testing costs in respect of the construction of the Facility.
5.6 Lessor shall pay the costs of the appointment of any independent construction supervisor required by any Legislative Requirement to be appointed to examine or test the construction or the Facility and fully co-operate with that person at all times.
6. Correction of Defects
6.1 Lessor shall ensure the prompt repair of all Defects. If a Defect exists, Lessee may give Lessor a Direction requiring Lessor to repair the Defect.
6.2 Lessor shall be responsible for and pay the costs of repairing the Defect. This liability of Lessor shall include demolishing and reinstating any work at its cost if necessary to repair any Defect. If Lessor fails to correct a Defect in accordance with the Contract when that is required by the Contract, Lessee may appoint an independent contractor to repair the Defect pursuant to its Step-in Rights and Lessor shall be liable to pay Lessee’s costs thereby incurred as provided for in Article 27 of the Contract.
6.3. At any time during the fitout or repair of defects, Lessee may, to the extent permitted by Chinese laws and regulations, start installation of Lessee’s machinery. Lessor shall provide Lessee all necessary access and cooperation for such machinery installation.
7. Progress and Completion of the Works
7.1. Lessor shall ensure:
7.1.1 that the construction are regularly and diligently progressed; and
7.1.2 Substantial Completion is achieved on or before March 17, 2006.
7.2 If Lessor becomes aware of anything which will probably cause delay to the Substantial Completion, it shall within two (2)_days give Lessee written notice of that cause and the estimated delay.
8. Substantial Completion
8.1 Lessor shall give Lessee written notice ten (10) days before it anticipates achieving Substantial Completion.
8.2 Lessee shall:
8.2.1 promptly, and in any event no later than seven (7) days after receiving Lessor’s second written notice under clause 8.1 or a notice under paragraph 8.2.3 of this clause 8.2 (as the case may be), inspect the construction; and
8.2.2 if satisfied that Substantial Completion has been achieved, issue a notice to Lessor:
(a) stating the date upon which Lessee determines Substantial Completion was achieved; and
(b) containing a list of any minor Defects of the type described in paragraph (a) of the definition of “Substantial Completion”; or
8.2.3 if not satisfied that Substantial Completion has been achieved, issue a notice so advising Lessor.
8.3 Upon the issue of a notice of Substantial Completion under Clause 8.2.2
8.3.1 Lessor shall complete remaining office fitout not required to be completed for achieving Substantial Completion as soon as possible and no later than thirty (30) days after the issuance of the Notice of Substantial Completion;

8.3.2 repair all remaining minor Defects of the type described in paragraph (a) of the definition of “Substantial Completion” as soon as possible and no later than fifteen (15) days after the issuance of the Notice of Substantial Completion;
8.3.3 all utilities supplies are connected and available for use;
8.3.4 removed from the Facility site all unused materials, waste, construction equipment and temporary structures;
8.3.5 obtained and provided to Lessee a copy of all Approvals, including use and occupancy certificate for the Facility to be used as a factory; and
8.3.6 Handover the Facility to Lessee;
9. Safety and the Environment
9.1 Lessor shall execute the construction safely and so as to protect persons and property.
9.2 If Lessee reasonably considers there is a risk of injury to people or damage to property arising from the construction, Lessee may direct Lessor to change its manner of working or to cease working.
9.3 Lessor shall
9.3.1 ensure that in executing the construction:
(a) it complies with all Legislative Requirements and other reasonable requirements of Lessee for occupational health, safety and rehabilitation management; and
(b) its subcontractors comply with the requirements referred to in this Clause 9.3; and
(c) keep Lessee fully informed of all occupational health, safety and rehabilitation matters arising out of, or in any way in connection with, the construction of the Facility as soon as they occur.
9.4 Lessor shall:
9.4.1 ensure that in executing the construction:
(a) it complies with all Legislative Requirements and other reasonable requirements of Lessee for the protection of the environment;
(b) its does not pollute, contaminate or otherwise damage the environment; and

(c) its subcontractors comply with the requirements referred to in this Clause 9.4; and (d)at its own cost, make good any pollution, contamination or damage to the environment arising out of, or in any way in connection with, the Construction, whether or not its has complied with all Legislative Requirements or other requirements of the Contract for the protection of the environment.
10. Other Provisions
10.1 Lessor shall be liable to Lessee for the acts, omissions or defaults of any person engaged by or on behalf of Lessor in connection with the execution of the construction as if they were the acts, omissions or defaults of Lessor.

1

2

3

4

5

6

7

8

9

10

11

12

13

14

15

Labour rates per 8 hr day

	Labour rates per 8 hr day			
	人员日工表，每天8小时			
			RMB/hour	RMB/day
1	Project Manager	项目经理	40	320
2	Construction Manager	施工经理	33	264
3	Procurement Manager	采购经理	30	240
4	M&E manager	机电经理	33	264
5	Engineer	工程师	30	240
6	Chief Site Agent	工地代表	25	200
7	Foreman	工头	18	144
8	Safety Officer	安全经理	36	288
9	Bricklayer	砖匠	12	96
10	Concretor, Rebar worker, mason	混凝土工，钢筋工，泥瓦匠	7	56
11	Carpenter & joiner	木匠	12	96
12	Blacksmith	铁匠	12	96
13	Riveter	打铆机工人	12	96
14	Welder	电焊工	15	120
15	Specialist welder for high pressure/sprinkler/natural gas	专业电焊工负责高压、喷头、天然气等工作的电焊	9	72
16	Pipe fitter	管道工	12	96
17	Mechanical fitter	机械工	13	104
18	Plasterer	泥水匠	10	80
19	Glazier	上釉工人	10	80
20	Painter	油漆工	10	80
21	Electrical worker	电工	13	104
22	Electrical worker for medium/high volta	中、高压电工	15	120
23	Instrument worker	工具工	13	104
24	Plumber	水管工	13	104
25	Plant operator	操作工	10	80
26	Truck driver	卡车司机	12	96
27	Unskilled for Construction	土建小工	10	80
28	Unskilled for M&E	机电小工	8	64
29	Janitor	门卫	6	48

ANNEX 1
Plan
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement
2

ANNEX 2
Preliminary Design
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement
3

Annex 3
Agreed Design and Specifications
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement
4

Annex 4 Rent Calculation
Monthly rent payment = (a + b + c) / 12
‘a = (land cost / 50 years) *
‘b = (construction cost / 25 years) *
‘c = ((Amortized land cost + Amortized construction cost) x 5.45%)
Monthly rent = ((land cost / 50) + (construction cost / 25) + ((Amortized land cost + Amortized construction cost) x 5.45%)) / 12
* Represents the annual amortization of the land and construction costs over the amortization period specified. Also referred to as the “Amortized Land Cost” and the “Amortized Construction Cost.”
Suzhou Fangzhen Construction/Metaldyne Pre-Lease Agreement
5

Metaldyne
Complementary clauses of pre-lease contract with Metaldyne
According to discussion in meeting, both parties agreed on the following details:
1
Maintenance&Service: For Phase 1, both parties have completed a table of maintenance and service responsibility which specified responsibility of maintenance and service (See attachment). Both parties agreed to provide maintenance and service to the content specified in this table within the lease period. After rent for Phase 2 starts, the lessor is obligated to the maintenance and service within warranty period and maintenance for Phase 2 Facility and lessee is obligated to the maintenance and service for facility equipments after warranty period.
2.
CPM area: Lessor agreed the rent commencement date and rent unit price for each square meter of 807 m2 facility in CPM area should be the same with those of proposed 3600 m2 Phase 2 facility.
3.
To avoid misunderstanding, both parties confirm the variations in Phase 1 construction period to be “0” with no impact to calculation of rent.
1/1

CONSTRUCTION AGREEMENT

Phase II Expansion

Final – March 23, 2007

CONFIDENTIAL

This Construction Agreement has been made and entered into on August 23, 2007 by and between

Suzhou Fangzheng Construction Development Company Ltd., a company registered and existing in the People’s Republic of China, with its registered address at 92 Shihuifang Business Street, Suzhou Industrial Park, Suzhou, Jiangsu Province, China (hereinafter referred to as “Lessor”)

And

Metaldyne (Suzhou) Automotive Components Co., Ltd., a company registered and existing in the People’s Republic of China, with its registered address at 178 Qingqui Street, Suzhou Industrial Park, Jiangsu Province, China _(hereinafter referred to as “Lessee”)

According to “Phase 2 Expansion Option” under article 16 of Pre-lease Contract (“the Contract”) reached by and between Lessor and Lessee, Lessor and Lessee reach the agreements as follows:

1.	Lessor’s Obligations

1.1	Lessor shall:

1.1.1	construct the expanded Facility for Phase 2 (“hereinafter refer to as “Facility”) in accordance with the agreed designs and specifications, including the quality and technical specification requirements (not work scope) of the original Front End Engineering Design (herein FEED) document and under the Article 16 of the Contract.

1.1.2	construct and fit out the Facility to fit the needs of Lessee, including installing all needed fixtures, steel structure, concrete slab, foundations, lighting, air compressors, overhead cranes, cooling towers, HVAC units, gas systems (Nitrogen, Hydrogen and Natural gas), etc (collectively, the “Equipment”) as required in the Design and Specifications.

1.1.3	construct the Facility at its own cost;

1.1.4	obtain all the necessary government Approvals and permits in respect for the construction, including the land use, planning, construction approval and permits before starting construction, and supply to Lessee a copy of every application for any such Approval with a copy of all accompanying drawings and other documents, and a copy of every such Approval obtained;

1.1.5	ensure that no such Approval is revoked and that all such Approvals continue in full force and effect;

1.1.6	not, without Lessee’s prior written consent, make or agree to any variation to any Approval, or Agreed Design and Specifications;

1.1.7	provide to the satisfaction of Lessee sufficient written evidence (such as, but not limited to, Fire Bureau, Planning Bureau, Environmental Bureau) confirming Lessor’s lawful right to carry out the construction on the Facility and to lease the Facility to Lessee in accordance with the Contract and this Construction Agreement;

1.1.8	ensure in executing the construction:

(a)	that at all reasonable times Lessee and any person authorized by Lessee is given access to the construction, the Facility or any areas where the construction is being executed; and

(b)	Lessee is provided with every reasonable facility and assistance necessary for the examination and testing of any part of the construction and its execution.

1.2	Lessor hereby warrants to Lessee that

(a)	the Land is adequate, suitable and fit for the purpose of accommodating the construction and the Facility.

(b)	the building structure, slab, foundations and roof of Facility are warranted for the life of the rental agreement including any additional terms agreed to later.

(c)	all plant systems and equipment installed by Lessor or its contractors are fully warranted for two years after handover.

2.	Design

2.1	Lessor and Lessee will jointly develop the concept design, based on the requirements for proposed Suzhou powder forge expansion prepared by Jesse Moyer, dated November 16, 2006 (Addendum No. 1) and the FEED document quality and technical specifications as modified and augmented through the joint development of the resultant concept design. At Lessee’s option, an Engineering firm will participate in the development of the concept design. Both parties agree that the concept design target September 11, 2007 as the date for finalization of the concept design and provide necessary resources to meet that date.

2.2	Once the concept design is complete, Lessor will develop with a qualified design institute of its choosing the final design for the expansion. Lessor agrees to absorb the cost of the design as part of its building costs. Upon completion of the final design, a formal, complete design review will be held whereby Lessor, Lessee and the Metaldyne contracted engineering firm will sign off on the drawings and specifications prior to release for construction. Sign off will be targeted to be complete by November 8, 2007. Lessor shall build the facility according to the specifications and requirements of the agreed, signed design and specifications in accordance to the Construction Schedule.

2.3	Lessor agrees there will be no deviation from agreed design and specification or substitution of material, including the use of material and equipment by Lessor or any of its subcontractors, without Lessee’s written permission.

2.4	All cost associated with concept design and detailed design (including expense of printing drawings) shall be borne by Lessor.

2.5	Lessor shall submit to all applicable Government departments for all required approvals the agreed, signed design and specifications.

2.6	Lessor agrees to provide accurate “AS BUILT” drawings, that have been field checked and certified by the Engineering Firm in both one hard copy and (one) electronic form, and user manuals of installed equipment. This is a prerequisite for completion of the punch list and condition for handover.

2.7	At any time before or during the construction, Lessee can direct any changes to the agreed design and specifications (“Lessee Initiated Change Order”). Lessee Initiated Change Order will be processed in the following manner:

2.7.1	Lessee with its Engineering Firm will submit a request for quote for any change of design or specification.

2.7.2	Lessor will submit the quote, within five working days, which is to include, design and specification of material, timing to implement, and detailed costs, to Engineering Firm for review. Lessor agrees costing for variations will not exceed National Cost for similar material or labour.

2.7.3	The Engineering Firm will review the details of the variation for design integrity, timing and cost and make recommendation to Lessee to accept or reject.

2.7.4	Lessee will review the variance and recommendation of the Engineering Firm and respond to Lessor in writing five working days after receipt of quotation and design detail.

2.7.5	If the variance is accepted by Lessee, the monthly rental price for the Facility will be adjusted by the following formula:

Variance cost /16,000,000 x 37.5 rmb/square meter x total square meter = Monthly rental adjustment.

2.7.6	There is no vehicle by which lessor can adjust present rental price without written pre-approval by Lessee.

2.7.7	The time used in the process of variation quotation and acceptance will be regarded as a delay by lessee. And Lessor has the right to prolong the construction period accordingly.

2.8	Lessor must keep available for the use of Lessee one complete set of all agreed design and specifications which Lessor is entitled to use for construction purposes.

2.9	Lessor shall ensure that all things done in executing the construction do not infringe any patent, registered design, trademark or name, copyright or other protected right of any third party.

2.10	Lessor shall obtain all the necessary government approvals and permits for the construction, including the Land use, planning, construction approval and permits before starting construction. Lessor will provide to Lessee copies of any and all permits and approvals.

3.	Contractor

3.1	Lessor shall engage Suzhou No. 2 Construction Group Ltd. selected by Lessor as the general contractor, and the general contractor shall engage several subcontractors and/or suppliers to construct the Facility.

3.2	The general contractor will select subcontractors and suppliers. The subcontractors and suppliers shall be approved by the Lessee.

4.	Quality of the Construction

4.1	Lessor shall ensure that the construction is executed and the Facility designed, constructed and completed:

4.1.1	so as to comply with all Legislative Requirements;

4.1.2	in accordance with the agreed design and specifications (including variances accepted by Lessee in writing);

4.1.3	in accordance with the requirements of Chinese national construction standards where the agreed design and specifications do not provide for a particular item or where such requirements are mandatory under Chinese law, which shall be noted by Lessor’s Design Institute prior to the Final design review;

4.1.4	using workmanship:

(a)	of:

(i)	the standard prescribed in the Contract and its referenced documents, attachments and appendices such as the FEED; or

(ii)	to the extent it is not so prescribed, a standard consistent with the first class Chinese construction industry standards for work of a nature similar to the Facility

(b)	which is fit for its purpose as determined by the Lessee; and

4.1.5	using materials:

(a)	that:

(i)	comply with the requirements of the Contract and the agreed design and specifications; or

(ii)	if not fully described in the Contract, are new and consistent with first class Chinese construction industry standards for work of a nature similar to the Facility

(b)	of good quality, which are fit for their purpose and consistent with the nature and character of the Facility;

(c)	that are non-hazardous; and,

(d)	that meets with Lessee’s approval upon inspection by Lessee at the site (which shall not be unreasonably withheld provided that the materials fully conform with the materials samples that Lessor shall be required to provide to Lessee prior to Lessor procuring them).

4.2.	Lessor shall ensure that upon Substantial Completion, the construction is fit for the purpose of Lessee carrying out the Business Activities.

5.	Monitoring and Inspection

5.1	During the construction, Lessor shall allow the Engineering Firm or another person designated by Lessee, to inspect and monitor the progress of construction on behalf of Lessee, including providing access, weekly joint meetings, monthly progress reports, allowing the Engineering Firm and Lessee Representative to attend any meetings, interim inspections; providing the Engineering Firm and Lessee Representative access to all on site plans and drawings; allowing it to sample and test materials and to review all documents to verify that the materials and equipment used in the construction meet the requirements and specifications of the agreed design and specifications, including reviewing all manuals, certificates, quality inspection forms, and building materials and equipment order forms if other documents are either not available or inadequate for such purposes.

5.2	If there is any deviation from the agreed design and specifications during the construction or concern about events that may cause delay in completing the construction according to the Construction Schedule, the Engineering Firm and Lessee Representative will have the right to inform Lessor and Lessor must correct such deviation or delay. Lessor shall provide within one week to the Engineering Firm and Lessee written responses to any issues regarding, safety, housekeeping, and security, quality notices in which deviations from agreed design and specifications or failure to meet milestone target dates. However, it is expected that Lessor will react immediately to notification of any serious Lessee deemed issues regarding safety, housekeeping, quality or security.

5.3	Lessee may at any time inspect the whole or any part of the construction or its execution. Lessee will inform Lessor’s Project Manager of any planned inspection for safety reasons.

Lessor however acknowledges that:

5.3.1	Lessee, it’s Representative and the Engineering Firm owes no duty to Lessor to:

(a)	inspect the whole or any part of the construction or their execution; or

(b)	review construction for errors, omissions or compliance with the requirements of the Contract if it does so inspect; and

5.3.2	no inspection of the construction of the Facility or review by Lessee, the Lessee Representative, or the Engineering Firm of construction will in any way lessen or otherwise affect:

(a)	Lessor’s obligations whether under the Contract or Construction Agreement or otherwise according to law; or

(b)	Lessee’s rights against Lessor whether under the Contract or otherwise according to law.

5.4	Upon Substantial Completion of the Facility, Lessor and Lessee shall conduct joint inspections of the Facility to verify that the construction of the Facility meets the standards and specifications of the agreed design (except deviations consented to by Lessee in writing), or the requirements of Chinese national construction standards where the agreed design and specifications do not provide for a particular item or where such requirements are mandatory under Chinese law.

During the inspection, the parties will jointly note any defects that need to be repaired and fix in a reasonable time schedule all noted defects.

5.5	Lessor shall ensure that all tests, approvals and acceptance procedures required by the Contract are promptly carried out.

All such tests, approvals and acceptance procedures shall be carried out in accordance with Lessee’s lawful requirements or directions under the Contract and procedures set by Government departments. Lessor shall pay all relevant inspection and testing costs in respect of the construction of the Facility.

5.6	Lessor shall pay the costs of the appointment of any independent construction supervisor required by any Legislative Requirement to be appointed to examine or test the construction or the Facility and fully co-operate with that person at all times.

6.	Correction of Defects

6.1	Lessor shall ensure the prompt repair of all Defects. If a Defect exists, Lessee may give Lessor a Direction requiring Lessor to repair the Defect.

6.2	Lessor shall be responsible for and pay the costs of repairing the Defect. This liability of Lessor shall include demolishing and reinstating any work at its cost if necessary to repair any Defect. If Lessor fails to correct a Defect in accordance with the Contract when that is required by the Contract, Lessee may appoint an independent contractor to repair the Defect pursuant to its Step-in Rights and Lessor shall be liable to pay Lessee’s costs thereby incurred as provided for in Article 25 of the Contract.

6.3.	In the event Lessor cannot handover (including issuance of Temporary Occupancy Permit) the Facility under Clause 8.3 of this Agreement by December 31, 2007, Lessor agrees to allow Lessee to continue installation of its production equipment and use of the Facility without obligation for payment of rent until such time the facility is handed over or other disruptions.

7.	Progress and Completion of the Works

7.1.	Lessor shall ensure:

7.1.1	that the construction is regularly and diligently progressed; and

7.1.2	Substantial Completion is achieved on or before May 13, 2008 at which time Lessee will gain full access for installation of equipment.

7.2	If Lessor becomes aware of anything which will probably cause delay to the Substantial Completion, it shall within two (2)_days give Lessee written notice of that cause and the estimated delay.

8.	Substantial Completion

8.1	Lessor shall give Lessee written notice ten (10) days before it anticipates achieving Substantial Completion.

8.2	Lessee shall:

8.2.1	promptly, and in any event no later than seven (7) days after receiving Lessor’s written notice under clause 8.1 or a notice under paragraph 8.2.3 of this clause 8.2 (as the case may be), inspect the construction; and

8.2.2	if satisfied that Substantial Completion has been achieved, issue a notice to Lessor:

(a)	stating the date upon which Lessee determines Substantial Completion was achieved; and

(b)	containing a list of any minor Defects of the type described in paragraph (a) of the definition of “Substantial Completion”; or

8.2.3	if not satisfied that Substantial Completion has been achieved, issue a notice so advising Lessor.

8.3	Upon the issue of a notice of Substantial Completion under Clause 8.2.2

8.3.1	Lessor shall complete remaining office fitout not required to be completed for achieving Substantial Completion as soon as possible and no later than thirty (30) days after the issuance of the Notice of Substantial Completion or issuance of Temporary Occupancy Permit;

8.3.2	Lessor shall repair all remaining minor Defects of the type described in paragraph (a) of the definition of “Substantial Completion” as soon as possible and no later than fifteen (15) days after the issuance of the Notice of Substantial Completion;

8.3.3	all utilities supplies are connected and available for use;

8.3.4	removed from the Facility site all unused materials, waste, construction equipment and temporary structures;

8.3.5	Lessor shall obtain and provide to Lessee a copy of all governments Approvals, including, but not limited to, quality bureau, power bureau, fire bureau, and use and occupancy certificate for the Facility to be used as a factory, and the punch list is completed; And Lessee shall not officially use the Facility but except Lessee’s equipment installation before Handover.

8.3.6	Handover the Facility to Lessee when above conditions are satisfied (“Handover”) and meets definition of the Contract;

9.	Safety and the Environment

9.1	Lessor shall execute the construction safely and so as to protect persons and property. The Lessor shall be responsible for securing insurance for the General Contractor, subcontractors and property insurance for the expansion facility. The Lessee shall be responsible for insurance for its employees.

9.2	If Lessee reasonably considers there is a risk of injury to people or damage to property arising from the construction, Lessee may direct Lessor to change its manner of working or to cease working.

9.3	Lessor shall

9.3.1	ensure that in executing the construction:

(a)	it complies with all Legislative Requirements and other safety and security requirements of Lessee for occupational health, safety and rehabilitation management, including but not limited to, use of safety harnesses, proper eye protection and use of safe lift equipment. Lessor shall stop construction until correction is made when the Engineering Firm reports any infraction to the code and regulation. Lessee will not allow the Lessor’s worker to enter the ground when they repeatedly violating safety codes and regulations.;

(b)	it keeps grounds and construction area free of debris and waste materials and equipment stored in a neat manner when not in use.

(c)	all of its workers on site of Lessee shall sign in and out daily according to the rules of Lessee and living on the premises will not be allowed. Its workers will not be allowed to enter into any Lessee’s physical plant or support systems without Lessee’s written approval.

(d)	Tie-ins to existing Lessee operating systems, including but not limited to the electrical system, fire system, compressed air, any gas system, water, shall be coordinated with Lessee’s staff and written permission granted by Lessee scheduling the time and duration of the tie-in. In no event will any utility or system be shut down or otherwise disabled without the express written approval of Lessee. Lessor shall be responsible for loss or damages to equipments, tooling, production product or personnel that result from interrupted utility caused by it.

(e)	it shall procure its own sources of water and electricity during the construction and not use Lessee’s sources without written permission in advance.

(f)	Any damage caused by Lessor or its various sub-contractors to the existing building, grounds, roads, systems, equipments or any facility of Lessee shall be repaired at Lessor’s cost. In the event rapid repair is not made, Lessee reserves the right to implement repairs and deduct cost from rental.

(g)	its subcontractors and vendors comply with the requirements referred to in this Clause 9.3; and

(h)	keep Lessee fully informed of all occupational health, safety and rehabilitation matters arising out of, or in any way in connection with, the construction of the Facility as soon as they occur.

9.4	Lessor shall:

9.4.1	ensure that in executing the construction:

(a)	it complies with all Legislative Requirements and other reasonable requirements of Lessee for the protection of the environment;

(b)	its does not pollute, contaminate or otherwise damage the environment; and

(c)	its subcontractors comply with the requirements referred to in this Clause 9.4; and

(d)	at its own cost, make good any pollution, contamination or damage to the environment arising out of, or in any way in connection with, the Construction, whether or not its has complied with all Legislative Requirements or other requirements of the Contract for the protection of the environment.

10.	Rental Payment and Price

10.1 The Phase II Rental price will be 37.5 rmb per square meter of installed floor space according to agreed design and specification (and verified with field results), which is the total amount payable by Lessee, including all rent, fee (including land use fees), cost, disbursement, service charges and taxes of any kind. In no event shall Lessor demand a higher rent for any reason whatsoever, including recovery of any additional fees, charges or tax amount). Investment calculations of the Facility made by Lessor are for its internal calculations and the basis for its rental payment determination. The Rental price can only be increased or reduced according to Clause 2.7.5 of this Agreement.

10.2	Rent payment will commence from the date of issuance of the temporary occupancy permit.

10.3	The term for the rental of the Facility will run concurrent with Phase 1 lease.

11.	Construction Schedule

• Concept Design complete	September 11, 2007

• Start of Concept Design development	August 28, 2007

• Detailed Design complete	November 8, 2007

• Start of Detailed Design Review	October 12, 2007

• Start of Construction	October 23, 2007

• Handover, Issuance of Temporary Occupancy Permit	June 10, 2008

12.	Other Provisions

12.1 The construction and the leasing of the Facility shall be governed by the Construction Agreement and all of the terms and conditions applicable for the expanded facility in Phase 2 under the Contract, which includes but not limited to any requirement of designs, specifications, and quality. In the event of any inconsistency between the Agreement and the Contract, the Agreement shall prevail.

12.2 The Contract has been executed in both Chinese and English. Both language versions shall be equally authentic. In the event of any inconsistency between the Chinese and English version, the English version shall prevail.

Lessor	Lessee
Suzhou Fangzheng Construction Development Company Ltd.	Metaldyne (Suzhou) Automotive Components Co., Ltd.

Signature
Seal
Date

Addendum(s):	1. Jesse Moyer specifications dated November 16, 2006
2. Definitions and Interpretations
3. Memorandum of Understanding regarding rent commencement